Exhibit 99.1

Press Release

Financial and Investor Contact: Eric Slusser

770-951-6101

eric.slusser@gentiva.com

or	John Mongelli

770-221-6700

john.mongelli@gentiva.com

Media Contact:

Scott Cianciulli

Brainerd Communicators

212-986-6667

cianciulli@braincomm.com

Gentiva® Health Services Reports Fourth Quarter

and Full-Year 2010 Results

ATLANTA, GA, February 17, 2011 — Gentiva Health Services, Inc. (NASDAQ: GTIV), the largest provider of home health and hospice services in the United States based on revenue, today reported fourth quarter and full-year 2010 results.

Full-year 2010 financial highlights include:

•	Total net revenues increased by 26% to $1.45 billion.

•	Adjusted income from continuing operations on a diluted share basis increased 29% to $2.82.

•	Adjusted EBITDA increased 57% to $200 million.

•	Free cash flow increased 58% to $126 million.

Gentiva acquired Odyssey HealthCare, Inc., one of the largest providers of hospice care in the United States, on August 17, 2010. The Company’s continuing operations for the three and twelve months ended December 31, 2010 included Odyssey’s financial results since the acquisition date.

During the fourth quarter of 2010, the Company changed to a calendar year reporting basis, resulting in the quarter and year-end closing on December 31st rather than January 2nd under the previous fifty two week calendar. As a result of this change and the extra week in 2009, the fourth quarter of 2010 had nine less days than the comparable period in 2009.

Fourth quarter 2010 highlights include:

•

Total net revenues of $465.0 million, an increase of 50% compared to $310.0 million for the quarter ended January 3, 2010. Net revenues for the 2010 fourth quarter included home health episodic revenues of $224.6 million, down 5% from $235.6 million in the comparable 2009 period. Excluding the fourth quarter revenue reductions associated with the 2011 Medicare rate change and the year-over-year effect of having nine less days in the fourth quarter of 2010, home health episodic revenues would have grown by 6%. Hospice revenues were $195.2 million in the

3350 Riverwood Parkway, Suite 1400, Atlanta, GA 30339

fourth quarter of 2010, compared to $19.8 million in the 2009 fourth quarter. Hospice revenues in the 2010 fourth quarter reflected 6% revenue growth from Gentiva’s existing hospice business as well as $174.3 million in revenues from the Odyssey acquisition. Hospice represented 42% of total net revenues in the fourth quarter of 2010, compared to 6% in the comparable quarter of 2009.

•

Income from continuing operations attributable to Gentiva’s shareholders of $18.5 million, or $0.60 per diluted share, which included pre-tax restructuring, acquisition and integration costs of $5.3 million or $0.10 per diluted share. In the fourth quarter of 2009, income from continuing operations attributable to Gentiva’s shareholders was $19.0 million or $0.63 per diluted share.

•

Adjusted income from continuing operations attributable to Gentiva’s shareholders of $21.5 million, up 15% compared with the prior year period. On a diluted per share basis, adjusted income from continuing operations attributable to Gentiva’s shareholders was $0.70 in the 2010 fourth quarter compared with $0.63 in the corresponding period of 2009. Adjusted income from continuing operations excluded the pre-tax restructuring, acquisition and integration costs described above.

•

Adjusted earnings before interest, taxes, depreciation and amortization attributable to continuing operations (Adjusted EBITDA) increased 91% to $64.9 million in the fourth quarter of 2010 as compared to $34.0 million in the fourth quarter of 2009. Adjusted EBITDA as a percentage of net revenues improved to 14% in the fourth quarter of 2010 versus 11% in the prior-year period. Adjusted EBITDA excluded charges relating to restructuring, acquisition and integration activities.

“2010 was a milestone year for us as we significantly expanded our hospice business mix through the Odyssey acquisition, while delivering strong operating results and continuing to deliver a high level of patient care,” said Gentiva CEO Tony Strange. “With our increased scale and capabilities, we are well positioned for another strong year in 2011.”

Highlights for the twelve months ended December 31, 2010 include:

•

Total net revenues of $1.45 billion, an increase of approximately 26% compared to $1.15 billion for the prior year period. Net revenues included home health episodic revenues of $909.2 million, up 6% from $861.8 million in the comparable 2009 period, and hospice revenues of $351.5 million, up approximately 373% from $74.3 million in the prior year period. Hospice revenues in the 2010 twelve month period reflected 12% revenue growth from Gentiva’s existing hospice business as well as $268.5 million in revenues from the Odyssey acquisition.

•

Income from continuing operations attributable to Gentiva’s shareholders of $57.8 million, or $1.89 per diluted share, which included net pre-tax charges of $46.0 million or $0.93 per diluted share relating to the impact of settlements of two legal matters and charges associated with restructuring, acquisition and integration activities. Income from continuing operations attributable to Gentiva’s shareholders in the comparable 2009 period was $69.8 million or $2.34 per diluted share which included (i) a net gain of $6.0 million or $0.20 per diluted share resulting from various asset sales and (ii) pre-tax restructuring and merger and acquisition costs of $2.4 million or $0.05 per diluted share.

•

Adjusted income from continuing operations attributable to Gentiva’s shareholders of $86.1 million, up 32% compared with the prior year period. On a diluted per share basis, adjusted income from continuing operations attributable to Gentiva’s shareholders was $2.82 compared with $2.19 in the corresponding period of 2009. Adjusted income from continuing operations excluded the net gain on sales and charges relating to restructuring, acquisition and integration activities.

•

Adjusted earnings before interest, taxes, depreciation and amortization attributable to continuing operations (Adjusted EBITDA) increased approximately 57% to $200.2 million as compared to $127.3 million in the 2009 period. Adjusted EBITDA excluded the aforementioned charges and net gain on sale of assets.

Discontinued operations represent results of Gentiva’s respiratory therapy and home medical equipment and infusion therapy businesses which were sold on February 1, 2010. Results of discontinued operations in the fourth quarter of 2010 included a net loss of $2.7 million or $0.09 per diluted share as compared to a net loss of $10.4 million or $0.34 per diluted share in the fourth quarter of 2009. For the full-year 2010, discontinued operations reflected a net loss of $5.6 million or $0.18 per diluted share as compared to a net loss of $10.6 million or $0.36 per diluted share in the corresponding period of 2009.

For the fourth quarter of 2010, the Company reported net income attributable to Gentiva shareholders of $15.8 million or $0.51 per diluted share compared to $8.7 million or $0.29 per diluted share in the fourth quarter of 2009. For the full-year 2010, net income attributable to Gentiva shareholders was $52.2 million or $1.71 per diluted share versus net income of $59.2 million or $1.98 per diluted share for the full year 2009. These results included charges for restructuring, legal settlements and acquisition and integration activities and gains on sales of assets as discussed above as well as the results from discontinued operations.

Cash Flow and Balance Sheet Highlights

For the full-year 2010, net cash provided by operating activities was $142.6 million, compared to $105.1 million in the prior year period for 2009. Free cash flow was $126.4 million for the full-year 2010, up 58% from $80.3 million in 2009. Free cash flow is calculated as net cash provided by operating activities less capital expenditures.

At December 31, 2010, the Company reported cash and cash equivalents of $104.8 million and outstanding debt of $1.052 billion. Gentiva borrowed $1.105 billion in connection with the financing of the Odyssey acquisition. Since closing the Odyssey transaction, the Company has repaid $53.4 million on its revolving credit facility and term loans. Total Company DSO, or days sales outstanding, was 48 days at December 31, 2010 compared to 54 days at January 3, 2010.

Full-Year 2011 Outlook

For 2011, Gentiva expects full-year net revenues to be in the range of $1.90 billion to $1.95 billion and adjusted income from continuing operations attributable to Gentiva shareholders to be in the range of $2.70 to $2.80 on a diluted per share basis. Gentiva’s 2011 outlook includes the full-year impact of its Odyssey HealthCare, Inc. acquisition and the final rules regarding Medicare home health reimbursement rates for 2011, which were issued by the Centers for Medicare & Medicaid Services (CMS) on November 2, 2010.

Non-GAAP Financial Measures

The information provided in this press release includes certain non-GAAP financial measures as defined under Securities and Exchange Commission (SEC) rules. In accordance with SEC rules, the Company has provided, in the supplemental information and the footnotes to the tables, a reconciliation of those historical measures to the most directly comparable GAAP measures.

A reconciliation of adjusted income from continuing operations to net income, the most directly comparable GAAP measure, is not accessible on a forward-looking basis without unreasonable effort due to the inherent difficulties in predicting the costs of restructuring, legal settlements and merger and acquisition activities, the results of discontinued operations and the impact of any future acquisitions or divestitures, which can fluctuate significantly and may have a significant impact on net income.

Conference Call and Webcast Details

The Company will comment further on its fourth quarter and full-year 2010 results during its conference call and live webcast to be held Thursday, February 17, 2011 at 10:00 a.m. Eastern Time. To participate in the call from the United States, Canada or an international location, dial (973) 935-2408 and reference call # 40196118. The webcast is an audio-only, one-way event. Webcast listeners who wish to ask questions must participate in the conference call. Log onto http://investors.gentiva.com/events.cfm to hear the webcast. A replay of the call will be available on February 17th and will remain available continuously through February 24th. To listen to a replay of the call from the United States, Canada or international locations, dial (800) 642-1687 or (706) 645-9291 and enter the following PIN at the prompt: 40196118. Visit http://investors.gentiva.com/events.cfm to access the webcast archive. This press release is accessible at http://investors.gentiva.com/releases.cfm and a transcript of the conference call is expected to be available on the site within 48 hours after the call.

About Gentiva Health Services, Inc.

Gentiva Health Services, Inc. is the nation’s largest provider of home health and hospice services based on revenue, delivering innovative, high quality care to patients across the United States. Gentiva is a single source for skilled nursing; physical, occupational, speech and neurorehabilitation services; hospice services; social work; nutrition; disease management education; help with daily living activities; and other therapies and services. In August 2010, Gentiva acquired Odyssey HealthCare, Inc., one of the leading providers of hospice care in the United States. GTIV-E

(unaudited tables and notes follow)

Gentiva Health Services, Inc. and Subsidiaries

Condensed Consolidated Financial Statements and Supplemental Information

(Unaudited)

(in 000’s, except per share data)	4th Quarter		Fiscal Year
	2010	2009	2010	2009
		(14 weeks)		(53 weeks)
Statements of Income
Net revenues	$464,966	$310,024	$1,447,029	$1,152,460
Cost of services sold	233,117	149,173	698,936	553,530

Gross profit	231,849	160,851	748,093	598,930
Selling, general and administrative expenses	(179,993)	(131,165)	(616,474)	(490,866)
Gain on sale of assets, net	—	251	103	5,998
Interest income	679	732	2,656	3,037
Interest expense and other	(24,729)	(1,346)	(41,686)	(9,211)

Income from continuing operations before income taxes and equity in net earnings from CareCentrix	27,806	29,323	92,692	107,888
Income tax expense	(8,951)	(10,603)	(35,704)	(39,164)
Equity in net earnings of CareCentrix	17	293	1,298	1,072

Income from continuing operations	18,872	19,013	58,286	69,796
Discontinued operations, net of tax	(2,660)	(10,353)	(5,605)	(10,614)

Net income	16,212	8,660	52,681	59,182
Less: Net income attributable to noncontrolling interests	(393)	—	(526)	—

Net income attributable to Gentiva shareholders	$15,819	$8,660	$52,155	$59,182

Earnings per Share
Basic earnings per share:
Income from continuing operations attributable to Gentiva shareholders	$0.62	$0.65	$1.94	$2.40
Discontinued operations, net of tax	(0.09)	(0.36)	(0.19)	(0.37)

Net income attributable to Gentiva shareholders	$0.53	$0.29	$1.75	$2.03

Weighted average shares outstanding	29,819	29,353	29,724	29,103

Diluted earnings per share:
Income from continuing operations attributable to Gentiva shareholders	$0.60	$0.63	$1.89	$2.34
Discontinued operations, net of tax	(0.09)	(0.34)	(0.18)	(0.36)

Net income attributable to Gentiva shareholders	$0.51	$0.29	$1.71	$1.98

Weighted average shares outstanding	30,525	30,225	30,468	29,822

Amounts attributable to Gentiva shareholders:
Income from continuing operations	$18,479	$19,013	$57,760	$69,796
Discontinued operations, net of tax	(2,660)	(10,353)	(5,605)	(10,614)

Net income	$15,819	$8,660	$52,155	$59,182

	Dec 31, 2010	Jan 3, 2010
Condensed Balance Sheets
ASSETS
Cash and cash equivalents	$104,752	$152,410
Accounts receivable, net (A)	259,588	182,192
Deferred tax assets	28,155	9,873
Prepaid expenses and other current assets	48,910	13,904
Current assets held for sale	—	2,549

Total current assets	441,405	360,928

Note receivable from CareCentrix	25,000	25,000
Investment in CareCentrix	25,635	24,336
Fixed assets, net	85,707	65,913
Intangible assets, net	374,057	251,793
Goodwill	1,085,066	299,534
Non-current assets held for sale	—	8,689
Other assets	83,258	24,410

Total assets	$2,120,128	$1,060,603

LIABILITIES AND EQUITY
Current portion of long-term debt	$25,000	$5,000
Accounts payable	15,562	8,982
Payroll and related taxes	44,163	23,463
Deferred revenue	36,387	36,359
Medicare liabilities	31,236	7,525
Obligations under insurance programs	61,899	41,636
Accrued nursing home costs	24,241	1,060
Other accrued expenses	78,153	45,985

Total current liabilities	316,641	170,010

Long-term debt	1,026,563	232,000
Deferred tax liabilities, net	111,199	65,927
Other liabilities	27,493	21,503
Total equity	638,232	571,163

Total liabilities and equity	$2,120,128	$1,060,603

Common shares outstanding	29,876	29,480

(A)	Accounts receivable, net included an allowance for doubtful accounts of $7.7 million and $9.3 million at December 31, 2010 and January 3, 2010, respectively.

(in 000’s)
	Fiscal Year
	2010	2009
		(53 weeks)
Condensed Statements of Cash Flows
OPERATING ACTIVITIES:
Net income	$52,681	$59,182
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	22,576	22,796
Amortization of debt issuance costs	5,016	1,335
Provision for doubtful accounts	10,285	9,958
Equity-based compensation expense	6,279	5,182
Windfall tax benefits associated with equity-based compensation	(948)	(1,683)
Realized loss on auction rate securities	—	1,000
Write-down of goodwill associated with discontinued operations	—	9,611
Loss (gain) on sale of assets and businesses, net	2,031	(5,998)
Equity in net earnings of CareCentrix	(1,298)	(1,072)
Deferred income tax (benefit) expense	(1,220)	3,103
Changes in assets and liabilities, net of effects from acquisitions and dispositions:
Accounts receivable	35,600	(14,556)
Prepaid expenses and other current assets	(16,000)	(4,949)
Current liabilities	25,552	20,246
Other, net	2,067	953

Net cash provided by operating activities	142,621	105,108

INVESTING ACTIVITIES:
Purchase of fixed assets	(16,184)	(24,857)
Proceeds from sale of assets and businesses	9,796	6,800
Acquisition of businesses, net of cash acquired	(834,919)	(11,175)
Maturities of short-term investments available-for-sale	—	12,000

Net cash used in investing activities	(841,307)	(17,232)

FINANCING ACTIVITIES:
Proceeds from issuance of common stock	8,618	13,338
Windfall tax benefits associated with equity-based compensation	948	1,683
Proceeds from issuance of debt	1,075,000	—
Borrowings under revolving credit facility	30,000	—
Repayment of borrowings under revolving credit facility	(30,000)	—
Repayment of long-term debt	(260,437)	(14,000)
Repayment of Odyssey long-term debt	(108,822)	—
Debt issuance costs	(58,577)	—
Repurchase of common stock	(4,985)	(4,813)
Repayment of capital lease obligations	(645)	(875)
Other	(72)	—

Net cash provided by (used in) financing activities	651,028	(4,667)

Net change in cash and cash equivalents	(47,658)	83,209
Cash and cash equivalents at beginning of year	152,410	69,201

Cash and cash equivalents at end of year	$104,752	$152,410

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:

Interest paid	$24,052	$8,599
Income taxes paid	$47,446	$32,389

(in 000’s)
	4th Quarter		Fiscal Year
	2010	2009	2010	2009
		(14 weeks)		(53 weeks)
Supplemental Information

Segment Information (2)
Net revenues
Home Health	$269,721	$290,218	$1,095,514	$1,078,126
Hospice	195,245	19,806	351,515	74,334

Total net revenues	$464,966	$310,024	$1,447,029	$1,152,460

Operating contribution (5)
Home Health	$50,532	$53,286	$209,664	$195,018
Hospice	40,760	3,259	72,276	11,118

Total operating contribution	91,292	56,545	281,940	206,136

Corporate administrative expenses	(31,634)	(22,574)	(127,745)	(81,185)
Gain on sale of assets, net	—	251	103	5,998
Depreciation and amortization	(7,802)	(4,285)	(22,576)	(16,887)
Interest expense and other, net (6)	(24,050)	(614)	(39,030)	(6,174)

Income from continuing operations before income taxes and equity in net earnings from CareCentrix	$27,806	$29,323	$92,692	$107,888

Home Health operating contribution margin %	18.7%	18.4%	19.1%	18.1%
Hospice operating contribution margin %	20.9%	16.5%	20.6%	15.0%

	4th Quarter		Fiscal Year
	2010	2009	2010	2009
		(14 weeks)		(53 weeks)
Net Revenues by Major Payer Source:
Medicare
Home Health	$202,270	$212,288	$822,690	$782,492
Hospice	181,030	18,472	326,166	68,815

Total Medicare	383,300	230,760	1,148,856	851,307
Medicaid and local government	24,903	22,264	84,965	94,181
Commercial insurance and other:
Paid at episodic rates	22,285	23,337	86,457	79,284
Other	34,478	33,663	126,751	127,688

Total commercial insurance and other	56,763	57,000	213,208	206,972

Total net revenues	$464,966	$310,024	$1,447,029	$1,152,460

A reconciliation of Adjusted EBITDA to Net income attributable to Gentiva shareholders follows:
	4th Quarter		Fiscal Year
	2010	2009	2010	2009
		(14 weeks)		(53 weeks)
Adjusted EBITDA (3)	$64,930	$33,980	$200,198	$127,344
Gain on sale of assets, net	—	251	103	5,998
Restructuring, legal settlement and acquisition and integration costs (5)	(5,272)	(9)	(46,003)	(2,393)

EBITDA	59,658	34,222	154,298	130,949
Depreciation and amortization	(7,802)	(4,285)	(22,576)	(16,887)
Interest expense and other, net (6)	(24,050)	(614)	(39,030)	(6,174)

Income from continuing operations before income taxes and equity in net earnings from CareCentrix	27,806	29,323	92,692	107,888
Income tax expense (7)	(8,951)	(10,603)	(35,704)	(39,164)
Equity in net earnings of CareCentrix	17	293	1,298	1,072

Income from continuing operations	18,872	19,013	58,286	69,796
Discontinued operations, net of tax (4)	(2,660)	(10,353)	(5,605)	(10,614)

Net income	16,212	8,660	52,681	59,182
Less: Net income attributable to noncontrolling interests	(393)	—	(526)	—

Net income attributable to Gentiva shareholders	$15,819	$8,660	$52,155	$59,182

A reconciliation of Adjusted income from continuing operations attributable to Gentiva shareholders to Income from continuing operations follows: (3)

	4th Quarter		Fiscal Year
	2010	2009	2010	2009
		(14 weeks)		(53 weeks)
Adjusted income from continuing operations attributable to Gentiva shareholders	$21,507	$18,768	$86,056	$65,331
Gain on sale of assets, net	—	251	103	5,998
Restructuring, legal settlement and acquisition and integration costs	(5,272)	(9)	(46,003)	(2,393)
Tax impact of items excluded from adjusted income from continuing operations attributable to Gentiva shareholders	2,244	3	17,604	860

Income from continuing operations attributable to Gentiva shareholders	18,479	19,013	57,760	69,796
Add back: Net income attributable to noncontrolling interests	393	—	526	—

Income from continuing operations	$18,872	$19,013	$58,286	$69,796

Adjusted income from continuing operations attributable to Gentiva shareholders per diluted share	$0.70	$0.63	$2.82	$2.19
Gain on sale of assets, net	—	—	—	0.20
Restructuring, legal settlement and acquisition and integration costs, net of tax	(0.10)	—	(0.93)	(0.05)

Income from continuing operations attributable to Gentiva shareholders per diluted share	0.60	0.63	1.89	2.34
Add back: Net income attributable to noncontrolling interests	0.01	—	0.01	—

Income from continuing operations per diluted share	$0.61	$0.63	$1.90	$2.34

Operating Metrics
	4th Quarter		Fiscal Year
	2010	2009	2010	2009
		(14 weeks)		(53 weeks)
Home Health
Episodic admissions (A)	47,300	50,700	195,200	190,200
Total episodes (B)	69,300	73,800	280,900	274,200
Episodes per admission	1.47	1.46	1.44	1.44
Revenue per episode	$3,242	$3,193	$3,236	$3,143

Hospice
Admissions	13,300	1,400	21,700	5,300
Average daily census (C)	14,400	1,500	8,100	1,500
Patient days (in thousands)	1,283	147	2,357	553
Revenue per patient day	$152	$135	$150	$134
Length of stay at discharge (in days)	88	86	88	83
Revenue by patient type
Routine	98%	98%	98%	98%
General Inpatient & Other	2%	2%	2%	2%

(A)	Q4 2009 and Fiscal Year 2009 episodic admissions on a comparable basis were 47,900 and 187,400, respectively.
(B)	Q4 2009 and Fiscal Year 2009 total episodes on a comparable basis were 69,300 and 269,700, respectively.
(C)	Average daily census (“ADC”) reflects Odyssey’s average daily census from acquisition date, August 17, 2010 to end of fourth quarter and fiscal year 2010 of 12,700 and 12,800, respectively, and Gentiva’s ADC for the fourth quarter and fiscal year of 1,700 and 1,700, respectively.

Notes:

1)	The comparability between reporting periods has been affected by the following items:

a.	Effective August 17, 2010, the Company completed the acquisition of 100 percent of the equity interest of Odyssey HealthCare, Inc. (“Odyssey”), one of the largest providers of hospice care in the United States, operating approximately 100 Medicare-certified providers serving terminally ill patients and their families in 30 states. In connection with the acquisition, the Company entered into a new $875 million Credit Agreement and issued $325 million of senior unsecured notes. The impact of the acquisition and related financing agreements is reflected in the Company’s fiscal 2010 results of operations and financial condition from the acquisition closing date, August 17, 2010.

b.

During the fourth quarter of fiscal 2010, the Company adopted a change to a calendar year reporting period, from its current fiscal year reporting period. As such, the fourth quarter for 2010 ended on Friday, December 31st instead of Sunday, January 2nd under its prior fiscal year end reporting calendar.

c.

The fourth quarter and fiscal year 2009 included 14 weeks and 53 weeks of activity, respectively, compared to 13 weeks and 52 weeks for the fourth quarter and fiscal 2010, respectively. These differences stem from the Company’s former policy of ending each fiscal year on the Sunday nearest to December 31st.

As a result of the calendar change and the extra week in activity for the fiscal 2009 periods, the Company’s net revenues for the 2010 reporting periods reflect a negative impact of approximately $22 million as compared to the 2009 reporting periods. The impact on profitability was marginal due to the incremental vacation pay and temporary help during the holiday season.

2)	The Company’s senior management evaluates performance and allocates resources based on operating contributions of the operating segments, which exclude corporate administrative expenses, depreciation, amortization, and interest expense (net), but include revenues and all other costs directly attributable to the specific segment.

3)	Adjusted EBITDA, a non-GAAP financial measure, is defined as income from continuing operations before interest expense (net of interest income), income taxes, depreciation and amortization and excluding charges relating primarily to restructuring, legal settlements and acquisition and integration activities and gain (loss) on sales of assets, net of taxes. Management uses Adjusted EBITDA to evaluate overall performance and compare current operating results with other companies in the healthcare industry. Adjusted EBITDA should not be considered in isolation or as a substitute for income from continuing operations, net income, operating income or cash flow statement data determined in accordance with accounting principles generally accepted in the United States. Because Adjusted EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States and is susceptible to varying calculations, it may not be comparable to similarly titled measures in other companies. Adjusted EBITDA presented in the Supplemental Information relates to the Company’s continuing operations.

Adjusted income from continuing operations is defined as income from continuing operations attributable to Gentiva shareholders, excluding charges relating to restructuring, legal settlements and acquisition and integration activities and gain (loss) on sales of assets, net of taxes.

4)

On February 1, 2010, the Company consummated the sale of its respiratory therapy and home medical equipment (“HME”) and infusion therapy (“IV”) businesses pursuant to an asset purchase agreement. Total consideration relating to the sale was approximately $16.4 million, consisting of (i) approximately $8.5 million of cash proceeds paid to the Company on the closing date, (ii) approximately $2.5 million of payments by the buyer associated with operating and capital lease obligations of the HME and IV businesses, (iii) an escrow fund of $5.0 million, which was recorded at estimated fair value of $3.2 million, to be received by the Company based on achieving a cumulative cash collections target for claims for services provided for a period of one year from the date of closing and (iv) an escrow fund of approximately $0.4 million for reimbursement of certain post closing liabilities. During the fourth quarter of fiscal 2010, the Company received $1.0 million in settlement of the escrow fund associated with cash collections and recorded a $2.2 million charge in discontinued operations, net of tax. In connection with the transaction, the Company retained net accounts receivable of approximately $11 million and liabilities of approximately $3 million associated with the HME and IV businesses.

The financial results of these two operating segments are reported as discontinued operations in the accompanying condensed consolidated financial statements. HME and IV net revenues, operating results and the gain on sale of business for the periods presented were as follows (dollars in thousands):

	4th Quarter		Fiscal Year
	2010	2009	2010	2009
		(14 weeks)		(53 weeks)
Net revenues	$—	$15,105	$3,956	$55,281

Operating loss before income taxes	$(416)	$(10,759)	$(7,089)	$(11,164)
Loss on sale of business	(2,200)	—	(2,134)	—
Income tax (expense) benefit	(44)	406	3,618	550

Discontinued operations, net of tax	$(2,660)	$(10,353)	$(5,605)	$(10,614)

The condensed balance sheet as of January 3, 2010 reflects the classification of certain assets of these businesses as held for sale and presents the debt repayment required for lenders approval of the transaction as a current liability.

Capital expenditures related to discontinued operations amounted to $0.3 million for fiscal year 2010 and $5.8 million for fiscal year 2009. Depreciation and amortization expense relating to discontinued operations amounted to $1.8 million and $5.9 million for the fourth quarter and fiscal year 2009, respectively. There was no depreciation and amortization expense for the 2010 periods as the assets were treated as held for sale as of January 3, 2010.

For the fourth quarter and fiscal year 2009, operating loss before income taxes included an asset impairment charge of $9.6 million relating to the write-down of goodwill associated with these businesses. There was no income tax benefit recorded in connection with the goodwill write-down.

5)	Operating contribution and EBITDA for the fourth quarter and fiscal year 2010, included charges relating to restructuring, legal settlements and acquisition and integration activities of $5.3 million and $46.0 million, respectively, and $2.4 million for fiscal year 2009.

For the fourth quarter of 2010, the Company recorded (i) restructuring costs of $2.7 million and (ii) acquisition and integration costs of $2.6 million, primarily relating to the acquisition of Odyssey HealthCare, Inc.

The charges for fiscal year 2010 included (i) settlement costs and legal fees of $4.2 million related to a three-year old commercial contractual dispute involving the Company’s former subsidiary, CareCentrix, (ii) incremental charges of $9.5 million in connection with an agreement in principle, subject to final approvals, between the Company and the Department of Health and Human Services, Office of the Inspector General to resolve the matters which were subject to a 2003 OIG subpoena relating to the Company’s cost reports for the 1998 to 2000 periods, (iii) restructuring costs of $6.3 million and (iv) acquisition and integration costs of $26.0 million.

These charges were reflected as follows for segment reporting purposes (dollars in millions):

	4th Quarter		Fiscal Year
	2010	2009	2010	2009
		(14 weeks)		(53 weeks)
Home Health	$2.1	$—	$11.8	$1.4
Hospice	0.1	—	0.3	—
Corporate administrative expenses	3.1	—	33.9	1.0

Total	$5.3	$—	$46.0	$2.4

6)	Interest expense and other, net for fiscal year 2009 included realized losses on auction rate securities of approximately $1.0 million.

7)	The Company’s effective tax rate relating to its continuing operations was 32.2% and 38.5% for the fourth quarter and fiscal year 2010, respectively, as compared to 36.2% and 36.3% for the fourth quarter and fiscal year 2009, respectively.

During fiscal year 2010, the Company recorded certain non-deductible transaction costs related to the Odyssey acquisition and changes in Odyssey tax reserves subsequent to the acquisition closing date. In addition, the Company reflected the tax benefit associated with the CareCentrix legal settlement as a credit to selling, general and administrative expenses since the benefit is expected to be realized by and reimbursed to Gentiva from CareCentrix. Excluding the impact of these items, the Company’s effective tax rate relating to its continuing operations for the fourth quarter and fiscal year 2010 would have been 32.6% and 38.9%, respectively.

During fiscal year 2009, the Company recorded a pre-tax gain, net of transaction costs, of $6.0 million relating to the sale of several branch offices that specialized in pediatric home health care services. There was no income tax expense relating to the gain on sale of assets in 2009 due to the utilization of a capital loss carryforward. Excluding the impact of the non-recurring gains, the Company’s effective tax rate relating to its continuing operations for fiscal year 2009, would have been 38.4%.

Forward-Looking Statement

Certain statements contained in this news release, including, without limitation, statements containing the words “believes,” “anticipates,” “intends,” “expects,” “assumes,” “trends” and similar expressions, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based upon the Company’s current plans, expectations and projections about future events. However, such statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors include, among others, the following: economic and business conditions, including the ability to access capital markets; demographic changes; changes in, or failure to comply with, existing governmental regulations; the impact on our Company of recently passed healthcare reform legislation and its subsequent implementation through governmental regulations; changes in Medicare, Medicaid and commercial payer reimbursement levels; the outcome of any inquiries into the Company’s operations and business practices by governmental authorities; the Company’s ability to effectively integrate Odyssey’s operations; effects of competition in the markets in which the Company operates; liability and other claims asserted against the Company; ability to attract and retain qualified personnel; availability and terms of capital; loss of significant contracts or reduction in revenues associated with major payer sources; ability of customers to pay for services; business disruption due to natural disasters, pandemic outbreaks, or terrorist acts; ability to successfully integrate the operations of acquisitions the Company may make and achieve expected synergies and operational efficiencies within expected time-frames; effect on liquidity of the Company’s debt service requirements; and changes in estimates and judgments associated with critical accounting policies and estimates. For a detailed discussion of certain of these and other factors that could cause actual results to differ from those contained in this news release, please refer to the Company’s various filings with the Securities and Exchange Commission (SEC), including the “Risk Factors” section contained in the Company’s annual report on Form 10-K for the year ended January 3, 2010, as supplemented in the Company’s quarterly report on Form 10-Q for the third quarter ended October 3, 2010.

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